Exhibit 10.21
Co-operative Joint Venture Contract
of
SES – GCL (Inner Mongolia) Coal Chemical Co., Ltd.
between
Inner Mongolia Golden Concord (Xilinhot) Energy Investment Co., Ltd.
and
Synthesis Energy Systems Investments, Inc.

This Co-Operative Joint Venture Contract (the “Contract”) is executed on 25 May 2007 by and between the following Parties:
Inner Mongolia Golden Concord (Xilinhot) Energy Investment Co., Ltd. (“Golden Concord”); and
Synthesis Energy Systems Investments, Inc. (“SES”).
Preamble
The JV Company seeks, in the spirit of economic cooperation and technological exchange, to rely on the rich coal resources, good natural environment and amiable investment environment and favorable investment policy in Xilinhaote City, Inner Mongolia Autonomous Region and to benefit from favorable policies on comprehensive utilization of resources, low quality coal, and the development and application of clean coal technologies, all of which are highly encouraged by the Chinese government. The JV Company’s plant will use advanced equipment, technology and management systems to produce synthesis gas, methanol and Dimethyl Ether (“DME”) in an economical and environmentally friendly manner, and the JV Company shall seek a good economic return through competitive superiority on both quality and price.
Chapter I
General Principles
Golden Concord and SES have entered into this Contract in the spirit of equality and mutual benefit through friendly consultations and in accordance with the “Law of the People’s Republic of China on Sino-Foreign Co-Operative Joint Ventures”, the “Detailed Rules for the Implementation of the Law of the PRC on Sino-Foreign Co-Operative Joint Ventures”, and other Chinese laws and regulations.
This Contract and the Articles of Association shall take effect as of the date of approval by the Approval Authority.
Chapter II
Parties to the Contract
Article 1 The parties to this Contract (the “Parties” or a “Party”) are:
Inner Mongolia Golden Concord (Xilinhot) Energy Investment Co., Ltd., a limited company incorporated in accordance with the laws of the People’s Republic of China, with its registered address at No.187, Nadamu Street, Xilinhaote City, Inner Mongolia.
Legal Representative (Nationality): Liu Zhiqiang (PRC)
Synthesis Energy Systems Investments, Inc. a company incorporated in accordance with the laws of Mauritius, with its registered address 3/F Amod Building, 19 Poudriere Street, Port Louis, Mauritius,
Legal Representative (Nationality): Lorenzo Lamadrid (USA)
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Chapter III
Co-Operative Joint Venture
Article 2 SES – GCL (Inner Mongolia) Coal Chemical Co., Ltd. (the “JV Company”) shall be a co-operative joint venture company invested and formed by Golden Concord and SES in accordance with the provisions of the “Law of the PRC on Sino-Foreign Co-Operative Joint Ventures” and other Applicable Laws.
Article 3 The name of the JV Company shall be in Chinese and SES – GCL (Inner Mongolia) Coal Chemical Co., Ltd. in English.
The legal address of the JV Company shall be at Lignite Coal Chemical Industrial Base of Xilinguole Economic and Technology Development Zone, Inner Mongolia Autonomous Region. Post Code: 026000.
Article 4 All activities of the JV Company shall be in compliance with Applicable Laws.
Article 5 The JV Company shall adopt the organizational form of a limited liability company with independent legal person status, carry out independent business accounting and enjoy benefits or assume losses on its own. The Parties hereto shall distribute profits in accordance with the terms set forth herein and shall bear operation risks and losses of JV company to the limit of their respective contributions to the registered capital of the JV Company.
Chapter IV
Purpose, Business Scope and Scale
Article 6 The aims of the Parties to the JV Company are: to adapt to the industrial development of the Inner Mongolia Autonomous Region; to meet the requirements for increasing clean energy; to employ comprehensive utilization to make use of high ash lignite coal available from Golden Concord and other mines in the area; to reduce atmospheric pollution; and, based on the principles of strengthening economic cooperation and mutual benefit, to introduce foreign capital, advanced foreign production equipment and management methods in building a coal gasification, methanol and DME plant in order to improve economic results and enable the Parties to obtain satisfactory economic benefits.
The JV Company seeks, in the spirit of economic cooperation and technological exchange, to rely on the rich coal resources, good natural environment and amiable investment environment and favorable investment policy in Xilinguole Region, Inner Mongolia Autonomous Region, and to benefit from favorable policies on comprehensive utilization of resources, low quality coal, and the development and application of clean coal technologies, all of which are highly encouraged by the Chinese government. The JV Company’s plant will use advanced equipment, technology and management systems to produce synthesis gas, methanol and DME in an economical and environmentally friendly manner, and the JV Company shall seek a good economic return through competitive superiority on both quality and price. The fly ash which will be sold to industries in and around Xilinhaote City for cement production or other uses. The plant will be located on Lignite Coal Chemical Industrial Base of Xilinguole Economic and Technology Development Zone, Inner Mongolia Autonomous Region and near Golden Concord’s Bayanbaolige coal mine. The JV Company may also elect to sell rare gases from its air separation unit (such as xenon and argon) and CO2 for enhanced oil recovery.
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Article 7 The business scope of the JV Company is: to develop, construct, own, operate and manage a coal gasification and methanol and DME production plant (hereinafter referred to as the “Plant”); and to produce and sell methanol and DME, town gas and the Plant’s by-products including fly ash, steam, sulfur, hydrogen, xenon, argon and CO2, etc. (the “Project”).
Article 8 The Plant will include the following basic equipment: air separation unit, fuel unloading and bulk storage; boiler equipment, fuel preparation equipment, circulating fluidized bed gasifiers, downstream particulate separation and ash handling systems; syngas heat recovery equipment; particulate removal equipment including a multi-chamber dust removal system; carbon monoxide to hydrogen shift reaction equipment, syngas compression equipment, scrubber, carbon dioxide and sulfur removal equipment, fine sulfur removal equipment, syngas pressurization equipment, methanol synthesis equipment, methanol dehydration equipment, DME distillation equipment, syngas cycling equipment, hydrogen extraction equipment, integrated control system to monitor and control the Plant equipment along with providing operations optimization; maintenance and operations support facility; backup fuel storage and handling – including a bulk fuel tank: water supply, drainage and fire fighting system; and other necessary equipment. The initial scale of the Plant shall be approximately 84,000 Ncum/hour of gross synthesis gas output, a 225,000 ton/year methanol plant, and a 150,000 ton/year DME plant. Exhibit II illustrates the block flow diagram for Phase I of the Plant.
Chapter V
Total Investment, Registered Capital, Form of Investment and Financing of the JV Company
Article 9 The total investment in the JV Company shall be USD96,000,000 (approximately RMB 748,800,000) (the “Total Investment”).
Article 10 The registered capital of the JV Company shall be USD 32,000,000 (approximately RMB 249,600,000) (equal to approximately one third (1/3 ) of the Total Investment). The Parties shall contribute and hold Ownership Shares as follows:
(1)	SES shall contribute USD 16,320,000 in cash as its registered capital contribution to the JV Company for a 51% Ownership Share in the JV Company; and

(2)	Golden Concord shall contribute RMB 122,304,000 in cash as its registered capital contribution to the JV Company for a 49% Ownership Share in the JV Company
Article 11 All reasonable costs and expenses of the Parties incurred in relation to and for establishment of the JV Company, in carrying out front-end work in relation to the Project and arising out of or in connection with the Parties’ obligations under this Contract (including but without limitation to, Article 39) shall be borne or reimbursed by the JV Company after the establishment of the JV Company (the specific costs and expenses items shall be agreed separately by the Parties), provided that the Parties, in fulfilling its obligations under this Contract shall not seek to profit from the provision of the services referred to in this Contract.
Article 12 Before the JV Company is established, an agreement for the front-end expenses arrangement for the Project preparation shall be executed separately by the Parties.
Article 13 The Parties’ contribution to the registered capital will be made in separate installments. A first installment of 20% of the registered capital will be made by the Parties within ninety (90) days of the date of issuance of the business license of the JV Company. Further capital installments will be contributed within two (2) years of the date of issuance of the business license of the JV Company, as required by the Plant’s construction schedule.
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Article 14 The JV Company shall appoint a qualified accounting firm registered in China to verify each Party’s registered capital contributions and issue verification reports with respect to such contributions.
Article 15 Unless otherwise agreed by both Parties and approval is obtained from the Relevant State Agencies:
(1)	the JV Company shall not reduce its registered capital during the Term;

(2)	neither Party shall transfer or attempt to transfer all or part of its Ownership Share save as permitted pursuant to Article 18, Article 19 and Article 20.
Article 16 Subject to the approval by the original Approval Authority, any increase or decrease in the registered capital of the JV Company shall require the unanimous approval of the Board of Directors, and formalities for the alteration of registration with the original registration office shall be undertaken.
Article 17	(1)	The difference between the Total Investment of the JV Company and the registered capital of the JV Company from time to time (the “Project Debt”) shall be financed by way of bank loans or other forms of security referred to in paragraph (3) below. The Parties shall evaluate debt financing options available to the Project from both Chinese banks and from international lenders.
(2)	Subject always to Article 17(8) below, each Party agrees to provide such corporate guarantees as may be required by the relevant lender in respect of such debt financing in accordance with the following proportions:
(a)	SES shall guarantee that proportion of the Project Debt which is calculated by dividing the cost of the Gasification Block Scope of the Project by the Total Investment, provided that it shall comprise no less than fifty-five percent (55%) and no more than sixty percent (60%) of the Project Debt, and the relating guarantee fees shall be borne by SES; and

(b)	Golden Concord shall guarantee such of the Project Debt that is not guaranteed by SES, this guarantee shall be no less than forty percent (40%) and no more than forty-five percent (45%) of the Project Debt), and the relating guarantee fees shall be borne by Golden Concord.
(each being the relevant Party’s “Debt Guarantee Share”). In the event of Golden Concord exercising the Call Option as contemplated in Article 20, each Party’s respective Debt Guarantee Share shall be subject to further adjustment in accordance with sub-paragraph (2) of that Article.

(3)	If any potential lender deems a Party’s corporate guarantee as inadequate security for its Debt Guarantee Share of the proposed debt financing, that Party shall provide such other form of security in respect of its Debt Guarantee Share of the proposed debt financing for the Project as it may reasonably deem suitable, including without limitation by obtaining a guarantee from an insurance company, bank or debt guarantee company or providing a shareholder loan to the JV Company, or sourcing other debt.

(4)	If a Party is unable to perform its guarantee obligations in respect of any installment of the proposed debt financing in accordance with terms stipulated in Article 17(2), and is unable to provide a shareholder loan to the JV Company, the other Party shall use its best efforts to provide a guarantee on behalf of the
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first Party, in return for which the other Party shall be entitled to claim a guarantee fee from the first Party at a rate of five point five percent (5.5%) multiplied by the amount of the guarantee provided by the other Party. In such event the first Party shall:
(a)	pledge its Ownership Share to the other Party as security for the provision of such guarantee; and

(b)	use its best efforts to replace the other Party’s guarantee with another form of security which is acceptable to the relevant lender(s) or to provide a shareholder loan to the JV Company.
If the other Party is unable to provide security after using its best efforts for the first Party’s Debt Guarantee Share and has duly informed the first Party through a written notice, and if (i) the first Party is still unable to perform its guarantee obligations within thirty (30) days of receiving such notice and (ii) the construction of the Project cannot be carried on in accordance with the project schedule(s) and capital expenditure plan as a result, then the first Party shall be deemed to be in material breach of this Contract.

(5)	If neither Party is able to provide adequate security for the proposed debt financing, then the Parties shall meet as soon as reasonably practicable to discuss alternative forms of debt financing. In the event the Parties are unable to agree on the alternative forms of debt financing, the Parties shall proceed to liquidate the JV Company in accordance with Article 55 and for the avoidance of doubt such failure to agree shall not constitute a Dispute for the purposes of the Dispute Resolution Procedure, stipulated in Chapter 21 of this Contract.

(6)	Neither Party may mortgage its Ownership Share to a third party without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.

(7)	Each Party shall be responsible for its Debt Guarantee Share of the Project Debt and for any guarantee fees but excluding normal bank interest and loan processing costs which shall be borne by the JV Company.

(8)	If the JV Company is unable to repay its loans due and payable in relation to Project Debt out of insufficient normal cash flow due to a technical fault in the PDP Scope, the Parties agree that the relevant lender shall be entitled to claim against the Parties and the JV Company in the following descending order of priority:
(a)	the guarantee or other security provided by SES;

(b)	subject to Article 29(2)(e), the assets of the JV Company;

(c)	the guarantee or other security provided by Golden Concord.
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Chapter VI
Transfers of Ownership Share and Call Option
Article 18	(1)	Where a Party wishes to make any transfer of all or part of its Ownership Share, it shall obtain the prior approval of the Board of Directors and such transfer shall take effect only after approval has been given by the original Approval Authority.

	(2)	Subject to Article 18(1), if either Party (the “Transferring Party”) proposes to transfer all or part of its Ownership Share to a third party, the other Party (the “Other Party”) shall have the right of first refusal in purchasing such Ownership Share at the same terms and conditions as offered by the Transferring Party to that third party. The Transferring Party shall provide a written notice to the Other Party, specifying the terms and conditions to the proposed transfer of such Ownership Share. If the Other Party fails to exercise its right of first refusal with respect to such Ownership Share within fifteen (15) days of receipt of the written notice, then, the Transferring Party may opt to sell such Ownership Share to any third party under the same terms and conditions; provided that if such transfer has not occurred within sixty (60) days of the receipt by the Other Party of the Transferring Party’s notice, such notice shall be deemed ineffective.

	(3)	If either Party transfers all or part of its Ownership Share pursuant to the terms of this Contract, the transferee of such Ownership Share shall agree to perform its obligations and responsibilities hereunder with respect to such Ownership Share. In addition, such transferee shall be able to enjoy its rights hereunder with respect to such Ownership Share.

	(4)	Each Party herby consents to any future transfer by the other Party of all or part of its Ownership Share to an Affiliate of such Party. But such Affiliate shall also agree to perform its obligations and responsibilities hereunder with respect to such Ownership Share, and shall be able to perform the obligations and responsibilities.

Article 19 (1) Golden Concord shall procure that (i) during the preparation and construction period of the JV Company interconnections for the temporary construction power is available to the Plant; and that (ii) power and water interconnections (with sufficient capacity to ensure the normal operation of the entire Plant) are available to within six (6) km of the Plant no later than sixty (60) days prior to the scheduled Mechanical Completion of the Plant.

	(2)	In the event that, ninety (90) days after Mechanical Completion of the entire Plant, water or power interconnections have not been connected to within six (6) km of the Plant, Golden Concord shall invest such of its own further capital as is necessary to comply with its obligations under Article 19(1).

	(3)	In the event that Golden Concord fails to make such further investment on or before the date falling one hundred and twenty (120) days after Mechanical Completion of the Plant, the Board of Directors may resolve to invest such of the JV Company’s funds as the Board of Directors may resolve as necessary to procure the delivery of power and water sufficient to operate the entire Plant to within six (6) km of the Plant as contemplated in Article 19(1), in which event
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Golden Concord shall transfer to SES (or to a third party agreed between the Parties) that part of Golden Concord’s Ownership Share calculated in accordance with Article 19(4).

(4)	The proportion of Golden Concord’s Ownership Share to be transferred to SES (or to a third party agreed between the Parties) pursuant to Article 19(3) shall be calculated in accordance with the following formula:

A = (B/C) x D

where:

A = the amount in RMB of Golden Concord’s Ownership Share to be transferred to SES (or to a third party agreed between the Parties) pursuant to Article 19(3)

B = the costs incurred by the JV Company to procure the delivery of sufficient power and water to within six (6) km of the Plant during the period of preparation and construction of the entire Plant

C = the amount in RMB which Golden Concord has actually contributed to the registered capital of the JV Company as at the date on which Golden Concord is required to transfer a certain percentage of its Ownership Share to SES in accordance with Article 19(3)

D = the amount in RMB which Golden Concord is required to contribute to the registered capital of the JV Company in accordance with Article 10(2) above

(5)	Any transfer of Golden Concord’s Ownership Share in accordance with this Article 19 shall take effect only after approval has been given by the original Approval Authority.

(6)	SES shall guarantee the syngas quantity, quality and consumption as set out below:
(a)	within three months after Mechanical Completion of the Gasification System, a continuous seventy-two (72) hour demonstration test shall be carried out on the Compliant Gas Capacity of the Gasification System (the “First Demonstration Test”). If the Compliant Gas Capacity as measured during the First Demonstration Test is equal to or exceeds 95% of the Target Capacity, then the Gasification System shall be deemed to have passed the Demonstration Test;

(b)	if the Compliant Gas Capacity as measured during the First Demonstration Test is below 95% of the Target Capacity, a further continuous seventy two (72) hour demonstration test shall be carried out within a further two (2) months of the First Demonstration Test (the “Second Demonstration Test”). If the Compliant Gas Capacity as measured during the Second Demonstration Test is less than 95% of the Target Capacity, then SES shall pay liquidated damages to the JV Company of a sum equal to US$1.5 million, plus further liquidated damages calculated in accordance with paragraph (c) below. If during any demonstration test any such demonstration test is interrupted because of a failure outside of the Gasification System, then such demonstration test may be undertaken again;
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(c)	if the actual Compliant Gas Capacity as measured during the Second Demonstration Test is equal to or greater than 80% (but less than 95%) of the Target Capacity, further liquidated damages (in addition to the sum referred to in paragraph (b) above) shall be paid in accordance with the following formula:

P = (M X 10.5%/15%) X N

where:

P = the increased liquidated damages (in RMB) payable by SES to the JV Company

M = total construction cost in the PDP Scope

N = the difference (expressed in percentages, rounded to the nearest two decimal points) between (a) the actual Compliant Gas Capacity as measured in percentages of the Target Capacity during the Second Demonstration Test and (b) 95%;

(d)	in the event that the Compliant Gas Capacity as measured during the Second Demonstration Test is below 80% of the Target Capacity, the JV Company shall be entitled to claim from SES (and SES shall pay) liquidated damages calculated in accordance with the formula set out in paragraph (b) and (c) above. If the JV Company has already applied the liquidated damages outlined above to remedy the problem and the problem can still not be remedied, then in addition to and without prejudice to the JV Company’s rights as aforesaid, SES shall use its best endeavors to procure that the Compliant Gas Capacity of the Gasification System is equal to or greater than 80% of the Target Capacity (including without limitation by increasing the number of gasifiers in the Gasification System), and SES shall be responsible for any costs and expenses necessarily incurred to remedy the situation and ensure that a minimum of 80% of the Target Capacity is reached. If SES is unable or not willing to pay such costs and expenses, then SES shall transfer a certain percentage of its Ownership Share to Golden Concord or to a third party agreed between the Parties, such percentage to be calculated as follows:

A = (B/C) X D

where:

A = the amount in RMB of SES’ Ownership Share to be transferred to Golden Concord under this paragraph (6)

B = the cost incurred by the JV Company in procuring that the Compliant Gas Capacity of the Gasification System is equal to or greater than 95% of the Target Capacity

C = the amount in RMB which SES has actually contributed to the registered capital of the JV Company as at the date on which SES is
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required to transfer a certain percentage of its Ownership Share to Golden Concord in accordance with this paragraph (6)

D = the amount in RMB which SES is required to contribute to the registered capital of the JV Company in accordance with Article 10(1) above
	(7)	SES shall still guarantee that JV Company shall have right to continue to use U-GAS technology after making the above mentioned liquidated damages.

	(8)	Any transfer on SES ownership carried out in accordance with Article 19 shall become effective only upon approval of the original Approval Authority for review and approval.

Article 20	(1)	Golden Concord shall be entitled to exercise the Call Option to purchase part of SES’ Ownership Share as set out in Part A of Exhibit III.

	(2)	In the event Golden Concord exercises the above mentioned Call Option, then:
(a)	subject to paragraph (3) below each Party’s respective Debt Guarantee Share shall be adjusted with effect from Call Option Completion, such that SES’ Debt Guarantee Share shall thereafter be forty-nine percent (49%) and Golden Concord’s Debt Guarantee Share shall be fifty-one percent (51%); and

(b)	provided that SES reasonably considers the Parties’ rights and the management structure as set out in this Contract to be unworkable for its ultimate holding company to consolidate the JV Company’s financial statements, Golden Concord shall use its best efforts in good faith to assist SES to consolidate under US GAAP by adjusting the Parties’ rights and the management structure of the JV Company, provided that it will not substantially affect Golden Concord’s interests.
(3)	SES shall have the option (exercisable in SES’ sole and absolute discretion by notice to Golden Concord) to elect not to have its Debt Guarantee Share reduced to forty-nine percent (49%), but instead for the Parties’ respective Debt Guarantee Shares to be changed after Call Option Completion, such that SES’ Debt Guarantee Share shall be fifty-one percent (51%) or higher and Golden Concord’s Debt Guarantee Share shall be forty-nine percent (49%) or lower.
Chapter VII
Responsibilities of the Parties
Article 21 The Parties shall be respectively responsible for the following matters:
Responsibilities of Golden Concord:
(1)	Providing its registered capital contribution to the JV Company in accordance with the stipulations of this Contract;

(2)	Assisting the JV Company to obtain all necessary approvals and permits from the Relevant State Agencies to bring about the effectiveness of this Contract, the Articles of Association and the Other Project Documents of the JV Company and to enable the Parties and the JV Company to perform the responsibilities under all the above documents;
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(3)	Assisting the JV Company to obtain its Business License from the State Administration for Industry and Commerce or from the institutions authorized thereby;

(4)	Assisting the JV Company with the design, procurement and construction of the methanol and DME plants;

(5)	Assisting the JV Company to obtain all necessary consents, approvals or licenses and other documents;

(6)	Assisting the JV Company to apply for and obtain tax preference or exemption and other preferential treatments for investment which the JV Company is entitled to pursuant to Chinese national, provincial or local laws, regulations and policies;

(7)	Assisting the JV Company to apply for in a timely manner and obtain all documents required for the contractor under the construction contract to start and complete construction of the Plant;

(8)	Assisting the JV Company to raise financings, and in particular, to liaise with Chinese banks, to structure the relevant financing plan and to review the relevant financing documentation, and undertake guarantee responsibility in accordance with the provisions of Article 17;

(9)	Assisting the JV Company to undergo all formalities for the import of necessary machines and equipment, raw materials and goods, and helping the JV Company to arrange for domestic transportation;

(10)	Performing its obligations under this Contract and the Other Project Documents; and

(11)	Handling other matters entrusted to it by the JV Company.
Responsibilities of SES:
(1)	Providing its registered capital contribution to the JV Company in accordance with the stipulations of this Contract;

(2)	Performing its obligations under this Contract and the Other Project Documents (including without limitation delivering the U-GAS system technology license to the JV Company in accordance with Technology License Agreement, subject to the execution thereof by the parties thereto);

(3)	Assisting the JV Company to obtain all necessary approvals and permits from the Relevant State Agencies to bring about the effectiveness of this Contract, the Articles of Association and the Other Project Documents of the JV Company and to enable the Parties and the JV Company to perform the responsibilities under all the above documents;

(4)	Assisting the JV Company with the design, procurement and construction of the Gasification Block Scope and undertaking complete responsibility from construction to successful operation testing of the Gasification System in accordance with the Project Management Contract (subject to the execution thereof); including without limitation its obligations relating to the PDP scope - guaranteeing construction cost, construction period, quality standards,
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commissioning and acceptance, quality guarantee, and implementation of the PDP Scope, provided always that the consequences of breach of the Project Management Contract shall be handled in a way that there shall be no double penalties;

(5)	Assisting the JV Company to obtain its Business License from the State Administration for Industry and Commerce or from the institutions authorized thereby;

(6)	Assisting the JV Company to obtain all necessary consents, approvals or licenses and other documents to enable the JV Company to obtain sufficient foreign exchange required for performing all its foreign exchange obligations, and for purchasing foreign exchange and remitting it abroad;

(7)	Assisting the JV Company to raise financings, and in particular, to liaise with international banks, to structure the relevant financing plan and to review the relevant financing documentation, and undertake guarantee responsibility in accordance with stipulation in Article 17 ;

(8)	Assisting the JV Company to apply for and obtain tax preference or exemption, and other preferential treatment for investment which the JV Company is entitled to pursuant to Chinese national or local laws, regulations and policies;

(9)	Assisting the JV Company to undergo all formalities for the import of necessary machines and equipment, raw materials and goods, and helping the JV Company to arrange for international and domestic transportation;

(10)	Assisting the JV Company with the integrated design and construction of the Project and with procurement of equipment for the Plant; and

(11)	Paying the portion of the U-GAS Technology License Fee above US$1,500,000 and other related expenses (if any), subject always to the execution of the Technology License Agreement by the parties thereto; and

(12)	Handling other matters entrusted to it by the JV Company.
Chapter VIII
Commodity Purchase
Article 22 The Plant, upon Commercial Operation, shall supply sell methanol and DME to the merchant market.
Article 23 The Parties may also seek to sell methanol or DME pursuant to long-term off take agreements.
Article 24 The JV Company shall seek to sell the plant’s fly ash, hydrogen, elemental sulphur, argon and other by-products to third parties in the open market or pursuant to long-term off take agreements.
Article 25 The JV Company shall purchase coal on the open market at the most competitive price. Upon commencement of operation of Golden Concord’s Mine, the JV Company shall purchase its requirements for coal from Golden Concord’s coal mine unless the delivered price for coal charged by Golden Concord’s Mine to the JV Company is greater than the delivered price for other suitable coal
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source(s) available on the open market. The gasifier shall be designed and built in accordance with the Design Basis Coal. The range of coal that can be used by the gasifier shall include the coal from Golden Concord’s Bayanbaolige coal mine.
Chapter IX
Board of Directors and Supervisors
Article 26 The date of issuance of the Business License of the JV Company shall be the date of formation of the new board of directors (“Board of Directors”) of the JV Company.
Article 27 The Board of Directors shall be composed of eight (8) directors and all directors (including the Chairman and Vice Chairman) shall have only one (1) vote. From the date of issuance of the Business License of the JV Company until the end of the Term, four (4) directors shall be appointed by SES, and four (4) by Golden Concord. The position of the Chairman shall be appointed by Golden Concord, and the Vice Chairman shall be appointed by SES. The term of office of the Chairman, the Vice Chairman and each director of the Board of Directors shall be two (2) years. In the event of any change in the Parties’ respective Ownership Shares during the Term in accordance with this Contract, a Party shall be entitled to nominate one (1) additional Director for each whole twelve and a half percent (12.5%) by which its Ownership Share increases, and the other Party’s entitlement to appoint Directors shall be correspondingly reduced by one (1) Director for each whole twelve and a half percent (12.5%) by which its Ownership Share decreases. If SES’ Ownership Share decreases by twelve and a half percent (12.5%) or more SES shall no longer have the right to nominate the JV Company’s CEO and Golden Concord shall have that right. If Golden Concord’s Ownership Share decreases by twelve and a half percent (12.5%) or more Golden Concord shall no longer have the right to appoint the JV Company’s Chairman and SES shall have that right. If either Party’s Ownership Share decreases by 25% or more, then such Party’s right to appoint directors and officers of the JV Company shall be further negotiated and agreed by the Parties at such time.
Article 28 The term of each director of the Board of Directors shall commence on the date of issuance of the Business License of the JV Company. In case of any vacancy in the Board of Directors due to the retirement, resignation, sickness, disability or death of any director, or the removal of any director by the appointing Party, the Party which made the original appointment shall appoint a replacement for the remaining term of office of such director.
Article 29	(1)	The Board of Directors shall be the highest authority of the JV Company. The Board of Directors shall decide all the major matters of the JV Company, and conduct overall supervision on the business activities of the JV Company.

	(2)	Decisions on the following matters shall be made only with the unanimous approval of each director attending in person or by proxy a duly convened Board of Directors meeting:
(a)	any amendment to the Articles of Association of the JV Company;

(b)	any increase or decrease in the registered capital of the JV Company or the Total Investment made by the JV Company;

(c)	the change of form of organization of the JV Company through joint operation, division or consolidation with another economic entity;

(d)	the termination, early termination, liquidation or dissolution of the JV Company, except in the case of termination contemplated under Article
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56 of this Contract in which case no unanimous approval is required; and

(e)	any mortgage of any assets of the JV Company, and the Parties hereby agree that they shall cause their respective representative on the Board of Directors to resolve in favour of mortgaging the JV Company’s assets or cash flows for the purposes of securing the Project Debt financing for the JV Company. Under this case, the share of security provided by each Party shall be calculated by reference to its respective Ownership Share.
(3)	In the event that the Board of Directors fails to reach an agreement due to any reason on a matter requiring unanimous approval of all the directors, the matter shall be resolved in accordance with the Dispute Resolution Procedure.

(4)	All matters except those set forth in Article 27(2) shall be decided by a simple majority of the directors attending in person or by proxy a Board of Directors meeting.

(5)	The Chairman of the Board of Directors shall be the legal representative of the JV Company. In the event that the Chairman is unable to perform his duties, the Vice Chairman or any other director shall be authorized by the Chairman to temporarily act on his behalf.

(6)	The Board of Directors shall hold a meeting at least twice a year, to be called and presided over by the Chairman. A special Board of Directors meeting or temporary meeting shall be called by the Chairman at the request of at least three directors. Minutes of each Board of Directors meeting shall be kept on file. Notices of such Board of Directors meetings shall be provided in writing at least 15 days prior to the date of such meeting. If proper notice is given and a Party does not send enough directors to constitute a quorum as outlined in paragraph (7) below, then the Chairman may provide a second notice of such meeting in writing at least five (5) days prior to the date of such meeting.

(7)	The minimum quorum for a Board of Directors meeting shall be four (4) directors comprising not less than two (2) of the directors appointed by each Party. If proper notice of a Board of Directors meetings is given and a quorum can not be formed because a Party’s director(s) do not attend, then a second notice of such meeting shall be given pursuant to paragraph (6) above and a quorum shall be deemed to exist even if such Party again fails to send the requisite number of directors to form a quorum. The meeting of the Board of Directors shall be held in principle at the legal address of the JV Company.
Article 30 Each Party shall appoint one (1) supervisor (“Supervisor”) to the JV Company, the Supervisors shall perform their duties in accordance with Applicable Laws.
Chapter X
Operation and Management Structure
Article 31 The JV Company shall establish an operation and management structure, to be responsible for daily operation and management. The operation and management structure shall have
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one Chief Executive Officer (“CEO”) who shall be nominated by SES, and one Deputy General Manager who shall be nominated by Golden Concord. The CEO shall be appointed (and may be removed) by the Board of Directors. A director may hold concurrently the position of CEO and that of another senior officer. If the Ownership Shares between the Parties change, so that any Party’s Ownership Share change reaches twelve and a half percent (12.5%) or more, the Parties’ respective entitlement to appoint the Deputy CEO and Chief Financial Officer shall be determined by the new Board of Directors.
Article 32 The Board of Directors shall approve the organizational structure plan formulated on the basis of the actual production and operation of the JV Company. The JV Company shall have one Chief Financial Officer who shall be nominated by Golden Concord, and one Vice Chief Financial Officer who shall be nominated by SES. The JV Company shall have one Chief Operating Officer who shall be nominated by SES. Both Parties shall have the right to recommend other management and finance personnel deemed appropriate at their own discretion and such personnel shall be appointed by the Board of Directors.
Article 33 The JV Company shall adopt the structure of CEO responsibility under the leadership of the Board of Directors. The CEO shall, in accordance with Board of Directors resolutions, supervise the daily business in connection with the production, operation and business development of the JV Company. The CEO shall maintain contact with the Board of Directors, and submit to the Board of Directors at the Board of Directors’ request reports on any material changes affecting the business operation or business prospects of the JV Company. The Deputy CEO, the Chief Financial Officer, Vice Chief Financial Officer and the Chief Operating Officer shall assist the CEO in his work.
Article 34 The Board of Directors shall appoint the JV Company’s statutory auditor. In addition, the Parties shall each be entitled in its sole and absolute discretion to appoint an additional auditor to the JV Company, who may audit the JV Company’s financial receipts, payments and accounts (provided that such auditor shall be an external certified auditor being registered and licensed to practice in the PRC and such appointing party shall pay the cost of such additional auditor).
Article 35 The Parties hereby acknowledge and agree that the Parties and the officers and employees of the JV Company will observe in a strict manner all Applicable Laws including all anti-corruption regulations, and have not made and will not make directly or indirectly, any payment or present any valuable gifts to any government officials for the purpose of obtaining or retaining business. A Party in violation of the foregoing provision shall indemnify and hold harmless the non-breaching Party from any claim, losses or liability arising from such breaching activities.
Article 36 In the event that the Chairman, Vice Chairman, any director, the CEO, the Deputy CEO, the Chief Financial Officer, the Vice Chief Financial Officer, the Chief Operating Officer or any other employee is found (i) to be engaged in any business activities other than those of the JV Company, which directly compete with and in the same region of the JV Company; (ii) to intentionally harm the interest of the JV Company; and such act causes damages to the JV Company; or (iii) to profiteer or be in serious breach of his duties, the JV Company shall have the right to dismiss such person from his position, and demand compensation therefrom for such economic losses.
Article 37 The JV Company shall, prior to the Commercial Operation Date of the Plant, enter into good faith negotiations with SES or an Affiliate nominated by SES and agreed by Golden Concord for the purpose of concluding an agreement for the appointment of SES or such SES Affiliate as the Operations and Management contractor for the Gasification Block Scope.
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Chapter XI
Purchase of Equipment
Article 38	(1)	The Parties agree to use domestic equipment as much as possible for the Project, and for equipment necessary to be imported, consent of Board of Directors shall be obtained. Both Parties shall assist the JV Company in securing such VAT and duty free import benefits; both Parties shall assist the JV Company with the procurement of such overseas equipment. Neither Party shall seek to gain profits in the process of assisting JV Company for equipment procurement.

	(2)	The provisions of Article 38(1) shall not apply to any equipment to be procured for the purposes of the Project Management Contract provided, however, that it shall not seek to gain profits in the process.
Chapter XII
Preparation and Construction
Article 39 The JV Company shall appoint SES to be responsible for the construction of the Gasification System. The JV Company shall, as soon as reasonably practicable after the date of this Contract, enter into good faith negotiations with SES for the purpose of concluding the Project Management Contract. The JV Company will carry out Project preparation management through its internal departments.
Chapter XIII
Labor Management
Article 40 The employees of the JV Company shall have the right to establish a labor union organization and carry out labor union activities in accordance with the provisions of the “Labor Union Law of the People’s Republic of China”. The JV Company shall set aside and use labor union funds in accordance with Applicable Laws.
Article 41 Matters regarding recruitment, employment, dismissal, wage, labor insurance and labor protection, and welfare benefits, as well as awards and disciplinary actions, shall be proposed by the CEO and approved by the Board of Directors with reference to the relevant PRC labour laws and regulations, and shall be set forth in the collective or individual labor contracts between the JV Company and the labor union of the JV Company or individual employees of the JV Company. All such labor contracts shall be filed by the JV Company at the Relevant State Agencies for labor administration.
Article 42 Matters of remuneration, social insurance, welfare and the standards for business travel expenses for the management of the JV Company shall be determined at the meeting of the Board of Directors in accordance with Applicable Laws.
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Chapter XIV
Profit Distribution; Risks and Losses
Article 43 Unless otherwise provided herein, during the Term, the Parties shall share the profits, and bear the risks and losses, of the JV Company in proportion to their respective Ownership Shares at the time of such distribution.
     If the Board of Directors can not agree on any resolution on profit distribution, then a Director appointed by SES may put forward to the Board of Directors a proposal in writing that the JV Company shall distribute to the Parties not more than eighty percent (80%) of the Distributable Profits (the "Minimum Distribution”) of the current year according to each Party’s Ownership Share. Golden Concord shall procure that all Directors appointed by it shall vote in favour of the aforementioned proposal. Any Distributable Profits shall be distributed to the Parties within thirty (30) days of a Board of Directors resolution authorising the distribution of such Distributable Profits to the Parties.
Article 44 Any losses of the JV Company from previous years shall be recovered from the profits of the JV Company in the current year in accordance with related regulations of Law of China for Accounting and Accounting Principles before making any distribution to the Parties. If the amount of profits is insufficient to recover such losses, other fund (such as the Reserve Fund) permitted by related laws and regulations in China shall be utilized for such recovery and no profit should be distributed in such a year.
Chapter XV
Taxation, Financial Accounting, Audit,
Bank Account and Foreign Exchanges
Article 45 The JV Company shall pay all applicable taxes in accordance with Applicable Laws.
Article 46 The staff and workers of the JV Company shall pay their individual income tax in accordance with the provisions of the “Individual Income Law of the People’s Republic of China”.
Article 47 The JV Company shall allocate sufficient funds to the Three Funds in accordance with the provisions of the “Law of the People’s Republic of China on Sino-Foreign Co-Operative Joint Ventures”. The annual allocation of funds to the Three Funds shall be determined by the Board of Directors, but shall not be less than the minimum limit specified in related laws.
The Reserve Fund may be used for the make-up of any losses and for making up any shortage of the Enterprise Expansion Fund of the JV Company; the Employee Welfare and Bonus Fund may be used for the payment of bonuses and the collective welfare of the staff and workers; and the Enterprise Expansion Fund of the JV Company may be used for the expansion, improvement and maintenance of the production facilities of the JV Company.
Article 48 The first fiscal year of the JV Company shall commence on the date of the issuance of the JV Company’s business license and end on December 31 of the same year. Afterwards, the fiscal year shall begin on January 1 and end on December 31 of each year. All financial statements, reports and accounting books shall be written in Chinese and English. Either Party shall be entitled to examine (on its own or through an auditing firm) the accounting books and other financial records of the JV Company during normal office hours, and, if necessary, to make copies thereof. The expenses of such examination shall be borne by such Party. Such examination shall not interfere with the normal
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operation of the JV Company. The JV Company shall draft a report each quarter, which shall be submitted to the Parties. The contents of such report shall include the compared analysis data (planned and actual) regarding the output, consumption, cost, expenditures, revenues, profits of the Plant, in the previous quarter.
Article 49 The Board of Directors of the JV Company shall engage an internationally recognised accounting firm registered in China to act as its independent auditor, who shall carry out its duties in accordance with Applicable Laws and international accounting standards (insofar as they are consistent with Applicable Laws). Such accounting firm shall conduct annual examinations and audits of financial statements of the JV Company and issue relevant certificates and reports. In addition, such accounting firm shall assist in the formulation of the JV Company’s annual financial statements and shall jointly examine, verify and sign-off on such annual financial statements, and any other relevant documents, certificates, reports and statements.
Within two (2) months of the commencement of each fiscal year, the CEO and Chief Financial Officer shall jointly organize and produce a balance sheet, a profit and loss statement for the previous fiscal year and a proposal for profit distribution, which shall be submitted to the Board of Directors for examination and approval.
Article 50 The JV Company shall use RMB as its standard accounting currency. The JV Company shall open USD and RMB accounts. All matters of the JV Company concerning foreign exchange shall be conducted in accordance with the relevant stipulations of the “Regulations on Foreign Exchange Control of the People’s Republic of China”. All foreign exchange obtained by the JV Company through conversion of its RMB revenue shall be directly deposited into the JV Company’s USD account. All foreign exchange expenditures of the JV Company as well as the return on investment and profits payable by the JV Company to SES shall be drawn from such USD account. The JV Company shall take all measures permitted by Applicable Laws to balance the requirements of its foreign exchange.
Subject to receiving all necessary PRC government approvals, Fixed Assets (including, but not limited to all buildings, machinery and equipment of the Plant) shall be depreciated and Intangible Assets (including, but not limited to land use rights and intellectual property such as know-how) shall be depreciated and amortized in accordance with accounting policies approved by the Board of Directors. In addition, Deferred Assets and Pre-operating Expenses shall be amortized in accordance with Applicable Laws. The depreciation and amortisation term shall commence on the Commercial Operation Date of the Plant.
Chapter XVI
Construction of the Plant
Article 51 The JV Company may employ a third party construction contractor to construct the Plant.
The Board of Directors shall be entitled to appoint an independent supervising engineer to oversee the performance of the relevant contractors and sub-contractors under the construction contract. In addition, each Party shall be entitled to appoint a site representative engineer, whose responsibilities shall include the monitoring of construction, staff training and health and safety matters and witnessing of commissioning and relevant testing of the Plant.
Article 52 The Parties shall jointly appoint and a contract shall be executed by the JV Company to ask one or more design institutes to carry out engineering design for the Project.
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Chapter XVII
Term, Termination and Liquidation
Article 53 The term of the JV Company (the “Term”) shall commence from the issuance of the business license and end thirty (30) years after the Commercial Operation Date of the Plant. Subject to complying with Applicable Laws, upon the recommendation of the Board, the Parties may apply, at least six (6) months prior to the expiry of the Term, to the original Approval Authority for an extension of the Term.
Article 54 This Contract shall lapse at the earlier of (a) the expiry of the Term, (b) the termination of any of the Other Project Documents and (c) any termination in accordance with the provisions of Article 56.
Article 55 Upon the Contract lapsing in accordance with Article 54, the liquidation of assets of the JV Company shall be conducted in accordance with Applicable Laws and the Articles of Association. Upon payment of wages owed to staff and workers, labor insurance premiums, PRC taxes and other liabilities of the JV Company, after clearing its debts, all other remaining assets shall be distributed in accordance with Applicable Laws and the Articles of Association and shall be distributed pro rata to each Party according to such Party’s Ownership Share.
Article 56 Under one of the following cases, subject to Article 57, either Party shall be entitled to issue a written notice prior to the expiration of the Term to the other Party (a “Notice of Termination”), which expresses its intention to terminate this Contract:

(1)	an order is made by a court of competent jurisdiction, or a resolution is passed, for the dissolution of the other Party (otherwise than in the course of a reorganisation or restructuring previously consented to in writing by the other Party, such consent not to be unreasonably withheld or delayed);

(2)	any step is taken by any person (and not withdrawn or discharged within ninety (90) days) to appoint a liquidator, manager, receiver, administrator, administrative receiver or other similar officer in respect of the whole or any material part of the other Party’s assets;

(3)	the other Party convenes a meeting of its creditors or makes or proposes any arrangement or composition with, or any assignment for the benefit of, its creditors; or

(4)	if the other Party shall commit any material breach of its obligations under this Contract and, if remediable, shall fail to remedy such breach with ninety (90) days from the date of receiving written notice setting out the details of such a breach by the non-defaulting Party and requiring it to be remedied.

Article 57	In the event of a material breach by a Party of its obligations under this Contract either which is incapable of remedy or which, if remediable, that Party fails to remedy within the period set out in Article 56(4), then the other Party may exercise the Default Call Option. In the event the other Party does not exercise the Default Call Option within the period set out in Party B of Exhibit III, the Default Call Option shall lapse and either Party shall have the right to issue a Notice of Termination pursuant to Article 56. Each Party acknowledges and agrees that its entire rights and remedies in respect of any material breach by the
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other Party are the exercise of the Default Call Option or issue of the Notice of Termination in accordance with this Article 57.
Chapter XVIII
Change in Law
Article 58 If the economic benefits to a Party under this Contract are adversely affected after the date of execution of this Contract as a result of either a change in Applicable Laws or the adoption of any new Applicable Laws, subject to laws permitted, the Parties shall consult promptly with each other and endeavor to amend this Contract and the Other Project Documents as are required so as to put that Party back to the position had the relevant change or adoption not occurred. Notwithstanding the above provision and in the event the change in law is not of a mandatory nature, the Parties are not required to so amend if to do so would materially prejudice the interests of the other Party.
Chapter XIX
Force Majeure
Article 59 In the event that the performance of this Contract is directly affected or that the Contract cannot be performed in accordance with the agreed-upon terms and conditions due to a Force Majeure event (which shall include but is not limited to war, material changes to policy and laws promulgated by a Relevant State Agency, epidemic, earthquake, lightning, flood and tornado and other artificial or natural disasters which are unforeseeable and the happening and consequences of which could not have been prevented or avoided), the Party affected by the above Force Majeure events shall do its utmost to reduce the damages to the lowest extent, notify the other Party of the situation resulting from such events, and provide a detailed report on the Force Majeure event together with a valid document evidencing the reasons for which this Contract cannot be performed fully or partially or why performance must be delayed within fifteen (15) days of the occurrence of such Force Majeure event. Such documents shall be issued by the notary public organization or the Relevant State Agencies at the location in which such Force Majeure event occurred. The Parties shall hold discussions and consultations regarding the extent to which the Parties’ ability to carry out this Contract has been affected by such Force Majeure event, to decide whether this Contract shall be terminated, whether the affected Party shall be fully or partially exempted from the responsibility to perform this Contract or whether the affected Party shall be given an extension of the time to perform its obligation.
Chapter XX
Applicable Laws

Article 60	(1)	The execution, effectiveness, performance of this Contract and the settlement of disputes shall be governed by PRC law; and

	(2)	The JV Company and the Parties shall try their best to obtain favorable tax treatment, preferential investment treatment and other preferential interests and
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benefits promulgated after the execution of this Contract in addition to those stipulated by this Contract.
Chapter XXI
Settlement of Disputes
Article 61 Any dispute, difference or claim arising out of or in connection with this Contract, including (a) any question regarding its existence, validity or termination and (b) any failure by the Board to achieve unanimity where it is required to do so by this Contract or the Articles of Association (each a “Dispute”) shall be resolved in accordance with the dispute resolution procedure set out in Article 62 to Article 65 inclusive (the “Dispute Resolution Procedure”). All negotiations connected with the Dispute shall be conducted in strict confidence and without prejudice to the rights of the Parties in any future legal or arbitral proceedings.
Article 62 All Disputes shall, in the first instance, be referred by either Party (upon notice to the other Party, “Escalation Notice”) to the highest officers (whether the Chief Administrative Officers, Chief Executive Officer, the Chairmen of the board of directors) of both Parties (each a "Senior Officer”). A Dispute referred in this manner should be discussed at a meeting between the Parties’ respective Senior Officers to be held as soon as reasonably practicable after the date of the Escalation Notice and at which the Parties’ respective Senior Officers shall attempt in good faith to resolve the Dispute as soon as possible in a manner satisfactory to both Parties. The joint and unanimous decision of the Parties’ respective Senior Officers as recorded in writing and signed by them shall be binding on the Parties.
Article 63 If the Dispute cannot be resolved by the Parties’ respective Senior Officers within a maximum of thirty (30) days (or such other period as the Parties may agree in writing) after it has been referred to them under Article 62, then the Dispute shall be referred to arbitration in accordance with Article 64.
Article 64 Any Dispute which has not been resolved by the Parties within the time period referred to in Article 61 shall be referred on application by either Party to CIETAC and shall be determined by arbitration in accordance with the provisions of this Article 64:

(1)	any such arbitration shall be conducted in accordance with the CIETAC Arbitration Rules and the provisions of this Article 64;

(2)	either Party may refer a Dispute to CIETAC for arbitration regardless of whether or not it has exercised its termination rights under Article 56 above.

(3)	the arbitration tribunal shall consist of three arbitrators, one appointed by SES, one by Golden Concord and the third arbitrator (the “Presiding Arbitrator”) appointed by agreement between the Parties, or, if the Parties cannot agree, by the Chairman of CIETAC;

(4)	no arbitrator may be (i) a national of the PRC or of the United States of America or (ii) a citizen or permanent resident of the Hong Kong Special Administrative Region or Macau Special Administrative Region or Taiwan Province, and if either of the Parties fails to appoint an arbitrator within the time specified in Article 16 of the CIETAC Arbitration Rules, the Chairman of CIETAC shall make such appointment in accordance with the criteria set out in this Article 64;
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(5)	the place of arbitration shall be Shanghai and the arbitration shall be conducted in the English and Chinese languages;

(6)	the Parties undertake:
(a)	to comply strictly with the time limits specified in the CIETAC Arbitration Rules for the taking of any step or the performance of any act in or in connection with any arbitration; and

(b)	to comply with and to carry out, in full and without delay, any procedural orders (including, without limitation, any interim measures of protection ordered) or any award (interim or final) made by the arbitral tribunal;

(7)	Each of the Parties irrevocably:
(a)	agrees that any arbitral award shall be final and binding;

(b)	undertakes that it will execute and perform the arbitral award fully and without delay;

(c)	waives any right which it may have to contest the validity of the arbitration terms set forth in this Contract or the jurisdiction of CIETAC to hear and to determine any arbitration begun pursuant to this Article 64;

(d)	the costs of the arbitration, the arbitration fees and the liability for other expenses related to the arbitration (excluding lawyers’ fees) shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal;

(e)	the provisions of Chapter III of the CIETAC Arbitration Rules (concerning summary procedure) are excluded to the maximum extent permissible.

(8)	During the Dispute Resolution Procedure, both Parties shall continue to comply with their obligations under this Contract.
Article 65 During the Dispute Resolution Procedure, except for any matters being arbitrated, all aspects of this Contract shall remain fully effective. Except for the relevant obligations in dispute, the Parties shall continue to exercise their respective rights under this Contract, and continue to perform their respective obligations.
Chapter XXII
Language
Article 66 This Contract and its Exhibits shall be written in Chinese and English and both versions have equal legal effect. This Contract shall be executed in ten (10) counterparts: one (1) counterpart for each Party, one (1) for the original Approval Authority, one (1) for the relevant Administrative Departments of Industry and Commerce, and the rest for the JV Company for filing and processing relevant certificates.
Chapter XXIII
Effectiveness and Confidentiality of Contract and Miscellaneous
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Article 67 This Contract shall be executed by the legal representatives of the Parties (or representatives authorised by the Parties) and reported to the relevant Approval Authorities for approval of the Contract shall enter into force as of the approval date.
Article 68 During the term of effectiveness of this Contract:
(1)	upon reasonable request, the Parties shall provide to each other and to the JV Company confidential information necessary for the performance of this Contract;

(2)	the Parties agree that all confidential information (regardless of whether such information is in writing or otherwise) provided (directly or indirectly) by the Parties to each other and to the JV Company must be kept confidential, information required to be disclosed by this Contract or information disclosed in accordance with the provisions of the laws excepted;

(3)	the Parties are hereby authorised to disclose any confidential information obtained from each other to their respective Affiliates and professional advisers so long as such Affiliates or advisors are also bound by the same confidentiality provisions hereunder.

(4)	“confidential information” as referred to in this Article 68 shall include all information and data disclosed (regardless of whether such information is in writing or otherwise, or whether provided directly or indirectly) by the Parties or their Affiliates to the other Party or its Affiliates prior or after the execution of this Contract, including but not limited to information related to their products, plan, proprietary technology, design rights, technical information, technical designs or drawings, commercial secrets, confidential market information and any information relating to their businesses. However, this Article shall not apply to (a) any information in the public domain otherwise than by breach of this Contract; (b) information in the possession of the receiving Party before divulgence as aforesaid, and which was not obtained under any obligation of confidentiality; (c) information obtained from a third party who is free to divulge the same, and which is not obtained under any obligation of confidentiality; and (d) information required to be disclosed by applicable law, a judicial order or the rules of a recognised stock exchange or relevant government authorities.
Article 69 The JV Company shall, at its own expense, wholly and fully insure itself against fire, lightning, storm, flood, earthquake, other bad weather conditions and other risks that are usually insured against during the construction and operation of the Project. The JV Company shall maintain the validity of all such insurances in order to exempt the JV Company from losses or damages. Any insurance required in connection with the Project shall be purchased from insurance companies registered in China, unless such insurance companies are incapable of providing such coverage. The insurer, insurance, coverage, insurance amount and insurance period shall be determined by the Board of Directors of the JV Company.
Article 70 Any amendment to this Contract shall be agreed upon by the Parties in writing, and shall come into force upon approval by the original Approval Authority.
Chapter XXIV
Representations, Warranties and Indemnity
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Article 71 Each of the Parties represents and warrants to the other Party that:
(1)	it is established under the laws of its country of incorporation with effective legal status and possesses full power and authority to enter into this Contract and to perform its obligations hereunder;

(2)	the execution and performance of the terms of this Contract will not contravene or constitute a default under its constitution documents or any other agreement or document by which it is bound or any law or regulation to which it is subject; and

(3)	on the date of this Contract, it is not a defendant in any litigation, arbitration or other dispute resolution proceeding, nor is, to the best of its knowledge, any such litigation, arbitration or other dispute resolution proceeding pending against it.
Article 72 Golden Concord represents and warrants to SES that:
all information represented or disclosed, whether orally or in writing, prior to the date of this Contract in respect of the Project (“Disclosed Information”) by Golden Concord based on Golden Concord’s reasonable judgment to SES or SES’s professional advisers does not contain anything which is, or which renders the Disclosed Information, untrue, inaccurate or misleading in any material respect or omits to state any fact the omission of which makes or will make any of the Disclosed Information materially untrue, inaccurate or misleading and all estimates, forecasts and projections and all expressions of opinion contained therein were honestly prepared and made after due and careful enquiry by Golden Concord.
Article 73 SES represents and warrants to Golden Concord that:
all Disclosed Information represented or disclosed, whether orally or in writing, prior to the date of this Contract in respect of the Project by SES to Golden Concord or Golden Concord’s professional advisers based on SES’ reasonable judgment does not contain anything which is, or which renders such Disclosed Information, untrue, inaccurate or misleading in any material respect or omits to state any fact the omission of which makes or will make any of the Disclosed Information materially untrue, inaccurate or misleading and all estimates, forecasts and projections and all expressions of opinion contained therein were honestly prepared and made after due and careful enquiry by SES; and
Article 74 A Party in breach of its representations and warranties made in Article 71, Article 72 or Article 73 (as applicable) shall indemnify the other Party in respect of any loss or damage suffered by the other Party as a result of such breach. Such indemnity shall be without prejudice to any rights or remedies available to the indemnified Party under this Contract.
Article 75 The indemnity in Article 74 includes all costs and expenses reasonably incurred in connection with the making and/or enforcement of any claim by the Parties in connection with these indemnities. All payments made by either Party to the other Party pursuant to these indemnities shall be grossed up to offset any applicable taxes or withholding levied thereon.
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Chapter XXV
Notices
Article 76 Notices or other communication required to be given to either Party or to the JV Company shall be given by registered mail or facsimile to the following addresses or such other addresses as designated by the Parties from time to time:

To Golden Concord:

Address:	Inner Mongolia Golden Concord (Xilinhot) Energy Investment Co., Ltd. – No. 187, Nadamu Road, , Xilinhaote City, Inner Mongolia Autonomous Region; Post Code: 226000
Fax:	(86- 479) 8269909

For the attention of:	Zhang Wei

To SES:

Address:	Synthesis Energy Systems Investments, Inc, 526 Pine City Center, 777 Zhao Jia Bang Road, Post Code: 200032
Fax:	(86-21) 6422-0869

For the attention of:	Donald P. Bunnell

To the JV Company:

Address:	[Lignite Coal Chemical Industrial Base of Xilinguole Economic and Technology Development Zone, Inner Mongolia Autonomous Region]. Post Code: 026000.

Fax:	[ ]

For the attention of:	[ ]
Notices given to Golden Concord by registered mail or facsimile shall be written in Chinese, and notices given to SES by registered mail or facsimile shall be written in both English and Chinese. Notices shall be deemed to have been effectively given under the following circumstances:
(1)	Notices given by personal delivery shall be deemed effective at the time of delivery to the designated address;

(2)	Notices given by registered mail shall be deemed effective on the seventh day after the date on which they were sent by registered airmail, postage prepaid (as indicated by the postmark).

(3)	Notices given by facsimile transmission shall be deemed effective on the first business day (at the location of the recipient) following the date of transmission, if confirmed.
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Chapter XXVI
Miscellaneous
Article 77 The definitions given in Exhibit I shall apply to this Contract, unless it is specified somewhere in this contract.
Article 78 Entire Agreement. This Contract and the Other Project Documents constitute the entire understanding between the Parties with respect to the subject matter of this Contract and the Other Project Documents and supersede all previous written and oral understandings and agreements with respect to the subject matter; neither Party shall have relied upon any representations or warranties, whether express or implied, other than those made in this Contract.
Article 79 Binding Effect of the Contract: the terms of this Contract shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. The provisions of this Contract, whether express or implied, are not intended to, nor shall give any others any form of rights, interests or remedies hereunder or arising herefrom.
Article 80 Severability. If any provision of this Contract shall be prohibited or become unenforceable in any jurisdiction, such provision shall be invalid within such jurisdiction only to the extent of such prohibition and unenforceability. However, the validity of other provisions shall not be affected.
Article 81 Postponement and Waiver. To the extent permitted by Applicable Laws, the postponement or failure of a Party to exercise any accumulated rights, power or remedies arising as a result of any default by the Other Party hereunder shall not be construed as a waiver to pursue such default or as a tacit consent to such default, and a waiver to pursue any single default shall not be construed as a waiver to pursue other prior or future defaults.
This Contract is executed on 25 May 2007 in Xilinhaote City, Inner Mongolia Autonomous Region, PRC by the legal representatives (or their authorized proxies) of the Parties.

Inner Mongolia Golden Concord (Xilinhot) Energy Investment Co., Ltd..		Synthesis Energy Systems Investments, Inc.

By:	/s/ Zhang Wei Name: Zhang Wei	By:	/s/ Donald P. Bunnell Name: Donald P. Bunnell
	Title: Director and authorized representative		Title: Director and authorized representative
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Exhibit I
Definitions
“Affiliate” means any person or entity that owns or Controls, is owned or Controlled by or is under common ownership or Control with a Party.
“Applicable Laws” mean the laws, regulations, provisions, rules of the PRC or any applicable state, provincial or municipal laws, regulations, provisions, rules or any conditions attached to any necessary approvals or consents.
“Approval Authority” means the PRC examination and approval authorities authorised by law to approve foreign investment enterprise contracts and related articles of association, including the Ministry of Commerce of the PRC and the relevant subordinate provincial bureau of commerce or other approval authorities.
“Articles of Association” means the articles of association of the JV Company.
“Board of Directors” means the board of directors of the JV Company.
“Business License” means the business license of the JV Company to be issued by the local Administration for Industry and Commerce following the signing by the Parties and the approval of this Contract by the Approval Authorities.
“Call Option” means the call option details of which are set out in Part A of Exhibit III.
“Call Option Completion” means completion of the transactions contemplated by the Call Option.
“CIETAC” means the China International Economic and Trade Arbitration Commission.
“CIETAC Arbitration Rules” means the arbitration rules for the time being of CIETAC.
“Commercial Operation” means the JV Company passes the acceptance of construction of the Project and meets the requirements of production and operation.
“Commercial Operation Date of the Plant” means the date of commencement of Commercial Operation of the Plant.
“Compliant Gas” means any syngas produced by the Gasification System that meets the design specification, volume and unit consumption rate. Detailed definition is to be specified in the Project Management Contract.
“Compliant Gas Capacity” means the quantity of Compliant Gas which the Gasification System is capable of producing, and is expressed in equivalent qualified methanol annual production volume (based on 8,000 hours per year). Detailed definition is to be specified in the Project Management Contract.
“Contract” means this joint venture contract and all preamble, recitals and Exhibits hereto.
“Control” means in relation to a company the ability to exercise, or direct the exercise of, greater than half of the voting power at any meeting of the shareholders or board of directors of that company (and “Controls”, “Controlled” shall be construed accordingly.
“Debt Guarantee Share” has the meaning given to it in Article 17(2).
“Default Call Option” means the call option arising on default, details of which are set out in Part B of Exhibit III.
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“Deferred Assets” mean any assets which would in accordance with generally accepted accounting standards in the PRC be considered as deferred assets.
“Design Basis Coal” means the coal from Golden Concord or other coal mines that is agreed between the Parties after discussions which shall form the basis of the design for the Gasification System as set out in the PDP Scope for the production of synthesis gas. Detailed definition is to be specified in the Project Management Contract.
“Disclosed Information” shall assume the meaning assigned to it under Article 72.
“Dispute” has the meaning given in Article 61.
“Dispute Resolution Procedure” has the meaning given in Article 61.
“Distributable Profits” for a given year mean the profits (subject to Article 43 and Article 44) distributable to the Parties hereunder after deduction of the following items from the total revenue of the JV Company in any given year:
(1)	all costs of the JV Company (including but not limited to operating and financing costs);

(2)	all taxes or reserves for taxes payable by the JV Company; and

(3)	all amounts to be credited to the Three Funds of the JV Company.
“DME” means Dimethyl Ether.
“Enterprise Expansion Fund” shall assume the meaning as assigned to it in the “Implementation Rules to the Law of the People’s Republic of China on Sino-Foreign Co-Operative Joint Ventures”.
“Employee Welfare and Bonus Fund” shall assume the meaning as assigned to it in the “Implementation Rules to the Law of the People’s Republic of China on Sino-Foreign Co-Operative Joint Ventures”.
“Fixed Assets” mean any assets which would in accordance with generally accepted accounting standards in the PRC be considered as fixed assets.
“Gasification System” means that part of the Gasification Block Scope governed by the PDP Scope, the major components of which comprise pneumatic coal conveying, gasifier, ash discharge screw, 3 stage cyclones, dip legs and loop seal valves, HRSG, and fine particulate removal (bag house). Detailed definition is to be specified in the Project Management Contract.
“Gasification Block Scope” means that part of the Project relating to the gasification of the Plant, including coal preparation, the PDP Scope, sulfur removal, decarbonization, CO and H2 shifting. Detailed definition is to be specified in the Project Management Contract.
“Golden Concord” means Inner Mongolia Golden Concord (Xilinhot) Energy Investment Co., Ltd.
“Golden Concord’s Mine” means the mine to be operated by Golden Concord and located at Baoyanbaolige.
“Intangible Assets” mean any assets which would in accordance with generally accepted accounting standards in the PRC be considered as intangible assets.
“Technology License Fee” means the U-Gas system technology license fee made up of the portion actually paid or borne by SES and the portion amounting to USD 1,500,000 to be payable by the JV Company.
“Mechanical Completion” means the construction of the Project passing the linkage commissioning.
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“Notice of Termination” shall assume the meaning assigned to it under Article 56.
“Other Project Documents” means the various contracts and agreements in connection with the Project, including but not limited to the Project Management Contract, construction contract and the Technology License Agreement.
“Ownership Share” means a Party’s share in the registered capital of the JV Company as outlined in Article 10 and the relating rights and obligations.
“PDP Scope” means the scope of the process design package for the design and construction of the Gasification System. Detailed definition is to be specified in the Project Management Contract.
“Plant” shall assume the meaning assigned to it under Article 7.
“PRC” or “China” means the People’s Republic of China.
“Pre-operating Expenses” means any expenses which would, in accordance with generally accepted accounting standards in the PRC, be considered as pre-operating expenses.
“Project” shall assume the meaning assigned to it under Article 7.
“Project Management Contract” means a project management contract to be entered into between the JV Company and SES in relation to the design, procurement and construction of the Gasification System.
“Relevant State Agencies” mean the PRC Government, the Inner Mongolia Autonomous Region People’s Government, the Xilinhaote City People’s Government, any ministry, department, political sub-division, instrumentality, agency, government undertaking or commission under the direct or indirect control of the PRC Government, the Inner Mongolia Autonomous Region People’s Government, the Xilinhaote City People’s Government or any political sub-division of them.
“Reserve Fund” shall assume the meaning as assigned to it in the “Implementation Rules to the Law of the People’s Republic of China on Sino-Foreign Co-Operative Joint Ventures”.
“RMB” means the Renminbi, the lawful currency of the PRC.
“SAFE” means the State Administration of Foreign Exchange.
“SES” means Synthesis Energy Systems Investments, Inc
“Target Capacity” means, in accordance with the design requirement of the Gasification System, a minimum target for Compliant Gas sufficient to produce methanol of 225,000 tonnes per year (assuming that the Gasification System operates normally at 8,000 hours a year). Detailed definition is to be specified in the Project Management Contract.
“Taxation” means all forms of taxation, duties, rates or other impositions of the PRC and without prejudice to the generality of the foregoing includes profits tax, individual income tax, value added tax, import duty, stamp duty. withholding tax, penalty or other liability arising in connection with the imposition or non-payment or delay in payment of such forms of taxation, duties, rates or other impositions.
“Technology License Agreement” means the technology license agreement to be made between Synthesis Energy Systems, Inc. (the ultimate parent company of SES and the legal owner of the U-Gas technology license) and the JV Company.
“Term” shall assume the meaning assigned to it under Article 53.
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“Three Funds” mean the Reserve Fund, Employee Welfare and Bonus Fund and Enterprise Expansion Fund of the JV Company.
“Total Investment” shall have the meaning given to it in Article 9.
“Transferring Party” shall assume the meaning assigned to it under Article 18.
“USD” means the United States Dollar, the lawful currency of the United States of America.
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Exhibit II
Block Flow Diagram for the Phase I Plant
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Exhibit III
Part A – the Call Option
1.	Golden Concord shall be entitled to elect in its sole and absolute discretion to exercise an option (the “Call Option”) to require SES to sell to Golden Concord two percent (2%) of the registered capital of the JV Company (the “Call Option Interest”) at the Call Price as defined in paragraph 3 below.

2.	The Call Option is exercisable at any time during the period commencing on the Commercial Operation Date of the Plant and ending thirty (30) months thereafter. Golden Concord may exercise the Call Option by delivering a written notice (the “Call Option Exercise Notice”) to SES containing:
(a)	an irrevocable election by Golden Concord to exercise the Call Option;

(b)	the purchase price proposed by Golden Concord for the Call Option Interest; and

(c)	any other material terms proposed by Golden Concord for the transfer of the Call Option Interest.
Upon delivery of the Call Option Exercise Notice, the Parties shall be bound to complete the Call Option subject always to (and conditional upon) the obtaining from the relevant governmental authorities of all approvals, consents, licenses or permits as may be required under PRC Law.

3.	The Call Price shall be a sum equal to two percent (2%) of all sums contributed by the Parties to the registered capital of the JV Company plus (a) interest calculated on a daily basis at fifteen percent (15%) per annum in respect of the period from the date(s) on which a verification certificate was issued by a qualified accounting firm in respect of any sum so contributed to the registered capital to the date of the Call Option Exercise Notice and (b) SES’ percentage Ownership Share (being as at the date hereof fifty-one percent (51%)) multiplied by the portion of the Technology License Fee borne by SES (i.e. amount over and above USD1.5 million) (for the avoidance of doubt, the portion borne by SES of the Technology License Fee shall not exceed USD1.75 million).

4.	SES shall within fourteen (14) days of the date of the Call Option Exercise Notice, deliver to:
(a)	Golden Concord a duly-executed capital interest transfer agreement for the Call Option Interest in favour of Golden Concord;

(b)	the JV Company the capital contribution certificate issued to SES by the JV Company in relation to its Call Option Interest (provided that Golden Concord shall procure the issue to SES of a replacement capital contribution certificate in respect of its remaining Ownership Share); and

(c)	written confirmation (if applicable) of SES’ election under Article 20(3).
5.	The Call Price shall be paid in its entirety to SES upon the later of receipt by Golden Concord of:
(a)	the documents referred to in paragraphs 4(a) and (b) above; and

(b)	all approvals, consents, licenses or permits as may be required under PRC Law from the relevant governmental authorities.
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6.	Any Call Option Interest transferred pursuant to the provisions hereof shall be deemed to be the subject of a warranty from SES that the Call Option Interest is sold by SES free from any lien, charge or encumbrance and with all rights attaching thereto.

7.	The Parties shall use their best endeavours to procure the approval and registration of the transfer of the Call Option Interest effected pursuant to this Part A of Exhibit III with the relevant PRC governmental examination and approval authorities.
Part B — The Default Call Option
1.	In the event of a material breach by a Party which is not remedied by that Party within the period specified in Article 56(4) (an “Event of Default”), then the other Party (the “Exercising Party”) shall be entitled to elect in its sole and absolute discretion to exercise an option (the “Default Call Option”) to require that Party (the “Party in Default”) to sell to the Exercising Party (or to the Exercising Party’s nominee) all (but not part only) of its interest in the registered capital of the JV Company (the “Default Call Option Interest”) at the Default Call Price as defined in paragraph 3 below.

2.	The Default Call Option is exercisable at any time within thirty (30) days of either (a) the Notice of Termination, if the breach is incapable of remedy or (b) the end of the period for remedy set out in Article 56(4), if the breach is capable of remedy but not remedied. The Exercising Party may exercise the Default Call Option by delivering a written notice (the “Default Call Option Exercise Notice”) to the Party in Default containing:
(a)	an irrevocable election by the Exercising Party to exercise the Default Call Option;

(b)	the purchase price proposed by the Exercising Party for the Default Call Option Interest; and

(c)	any other material terms proposed by the Exercising Party for the transfer of the Default Call Option Interest.
Upon delivery of the Default Call Option Exercise Notice, the Parties shall be bound to complete the Default Call Option subject always to (and conditional upon) the obtaining from the relevant governmental authorities of all approvals, consents, licenses or permits as may be required under PRC Law.

3.	The Default Call Price shall be a sum equal to fifty percent (50%) of the registered capital contributed by the Party in Default as at the date of the Default Call Option Exercise Notice.

4.	The Party in Default shall within fourteen (14) days of the date of the Default Call Option Exercise Notice, deliver to:
(a)	the Exercising Party a duly-executed share transfer agreement for the Default Call Option Interest in favour of the Exercising Party (or in favour of such other party as the Exercising Party may direct); and

(b)	the JV Company the capital contribution certificate issued to the Party in Default by the JV Company in relation to its Default Call Option Interest.
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5.	The Default Call Price shall be paid in its entirety to the Party in Default upon the later of receipt by the Exercising Party of:
(a)	the documents referred to in paragraphs 4(a) and (b) above; and

(b)	all approvals, consents, licenses or permits as may be required under PRC Law from the relevant governmental authorities.
6.	Any Default Call Option Interest transferred pursuant to the provisions hereof shall be deemed to be the subject of a warranty from the Party in Default that the Default Call Option Interest is sold by the Party in Default free from any lien, charge or encumbrance and with all ownership rights attaching thereto.
7.	If the Party in Default, having become bound to sell the Default Call Option Interest, fails to deliver the documents referred to in paragraphs 4(a) and (b) within the applicable period stated in paragraph 4:
(a)	without prejudice to any other remedy which the Exercising Party may have, the outstanding balance of the Default Call Price (no matter whether paid or not) shall accrue interest at a rate equal to three percent (3%) above the base rate from time to time of the People’s Bank of China and such a fee shall be paid to the Exercising Party by the Party in Default;

(b)	the Exercising Party shall be deemed to have been irrevocably appointed (by way of security for the obligations of the Party in Default hereunder) the Party in Default’s attorney with full power to execute, complete and deliver, in the Party in Default’s name and on its behalf, a share transfer agreement for the Default Call Option Interest in favour of the Exercising Party, against payment by the Exercising Party of the applicable Default Call Price into an account previously nominated in writing by the Party in Default or, if no such account is nominated, to the JV Company;

(c)	the Default Call Price, if paid to the JV Company, shall be held by it in trust for the Party in Default, subject to applying the same on its behalf in settling any fees or expenses falling to be borne by the Party in Default, and the receipt of the JV Company for the Default Call Price shall be a good discharge to the Exercising Party for the same; and

(d)	the Exercising Party shall, subject to obtaining from the relevant governmental authorities all approvals, consents, licenses or permits as may be required under PRC Law, procure that the JV Company issues a capital contribution certificate to the Exercising Party (or its nominee, as applicable) in respect of the Default Call Option Interest.
8.	The Parties shall use their best efforts to procure the approval and registration of the transfer of the Default Call Option Interest effected pursuant to this Part B of Exhibit III with the relevant PRC governmental examination and approval authorities.
9.	Should SES commit a material breach under this Contract and Golden Concord (or its nominee) exercises the Default Call Option hereunder, and SES is not able to perform any of its obligations with regard to supporting the U-Gas® technology, then SES shall procure that it shall enter into an agreement with the Gas Technology Institute (“GTI”) to fully support the Project to the reasonable satisfaction of Golden Concord so that Golden Concord (or its nominee) can carry on with the Project.
10.	In the event of a material breach, the Party in Default shall provide all assistance to the Exercising Party necessary to carry on the Project. For the avoidance of doubt, should SES
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commit a material breach of the Project Management Contract, the Technology License Agreement and this Contract, then SES shall procure the GTI to issue a promise letter to ensure that it will fully support the JV Company to the extent that the JV Company will not fail or suffer any losses due to the lack of sufficient technology support.
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